Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH

Up to 496,688 SHARES OF COMMON STOCK

of
ALDILA, INC.
at
BETWEEN $15.10 and $16.85 NET PER SHARE
by
ALDILA, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON SEPTEMBER 21, 2007 UNLESS THE OFFER IS EXTENDED.

August 24, 2007

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Aldila, Inc. (the “Purchaser”), a Delaware corporation, to act as information agent (the “Information Agent”) in connection with the Purchaser’s offer to purchase up to 496,688 shares of its common stock, par value $0.01 per share (the “Shares”), at a price of between $15.10 and $16.85 per share, net to seller (subject to withholding taxes, as applicable), in cash, without interest and subject to the terms and conditions set forth in the Offer to Purchase, dated August 24, 2007, the related Letter of Transmittal and the other related documents (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”).  The description of the Offer in this letter is only a summary and is qualified by all the terms of, and conditions to, the Offer set forth in the Offer to Purchase and Letter of Transmittal.  Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase, dated August 24, 2007;
2.	Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;
3.
A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining the client’s instructions with regard to the Offer;

4.
Notice of Guaranteed Delivery with respect to Shares to be used to accept the Offer if you are unable to deliver the Share certificates together with all other required documents, to American Stock Transfer & Trust Company (the “Depositary”) before the Expiration Time (as defined in the Offer to Purchase) or if the procedures for book-entry transfer cannot be completed before the Expiration Time; and

5.	Return envelope addressed to the Depositary.

We encourage you to contact your clients as promptly as possible.  Please note that the Offer and withdrawal rights expire at Midnight, New York time, September 21, 2007, unless the Offer is extended.

In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates evidencing the Shares (or a confirmation of a book-entry transfer (as described in the Offer to Purchase) with respect to such shares into the Depositary’s account at the Depository Trust Company), (2) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an agent’s message (as described in the Offer to Purchase) and (3) any other required documents.  If a stockholder desires to tender Shares, but that stockholder’s certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis prior to the expiration of the Offer, a tender may be effected by following the procedure for guaranteed delivery described in the Offer to Purchase.  Under no circumstances will interest be paid on the purchase price of the Shares regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of shares pursuant to the Offer (other than the Depositary and Aldila, Inc., as described in the Offer to Purchase).  However, the Purchaser will, upon request, reimburse you for customary and reasonable mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Questions and requests for additional copies of the enclosed material may be obtained from us, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours,

MACKENZIE PARTNERS, INC.

Nothing contained in this letter or in the enclosed documents shall be deemed to render you or any other person as the agent of the Purchaser, the Information Agent or the Depositary, or of any affiliate of any of them, or authorize you or any other person to use any document or to make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

 Enclosures